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                             PC411 DISTRIBUTION AGREEMENT


DISTRIBUTION AGREEMENT (the "Agreement") between PC411, Inc. ("PC411"), and Hewlett-Packard Company (the "Distributor").

WHEREAS, PC411-Registered Trademark- operates an online directory assistance service (the "Service") and wishes to license its PC411 for Windows software (the "Product") to the Distributor for installation on Vectra 500 personal computers manufactured and sold by the Distributor (such personal computers are hereinafter referred to as "PCs" and the end-users thereof are hereinafter referred to as "Purchasers"), and

WHEREAS, the Distributor manufacturers and sells PCs and wishes to make the Service available to Purchasers by pre-loading the Product.

NOW, THEREFORE, PC411 and the Distributor agree as follows:

1.  Duties of PC411.

1.1 Delivery of Product. PC411 will provide the Distributor with the Product and will provide upgrades to the Product as soon as any such upgrades are released. PC411 will pre-configure the Product for the correct serial port, modem type, and modem speed based upon the Distributor's specifications and will assist the Distributor in testing the Product on the PCs. PC411 will provide technical or other information relating to the Service and the Product as requested by the Distributor. PC411 will provide the Distributor with descriptions, art work, and text and other material relating to the Service and the Product which may be copied by the Distributor for use in the Distributor's promotional, marketing, and descriptive material. The Product provided to the Distributor will be identifiable with one or more serial numbers unique to the Distributor.

1.2 Product Support. During the term of this Agreement and for a period of six months after expiration or termination of this Agreement, PC411 shall:

(1) if requested by Distributor, provide Distributor with a one day training session on the features, installation, use, marketing and support of the Product (all travel and incidental costs for the training session shall be paid for by the Distributor);
(2) provide Distributor's customers with PC411's normal complete service support of the Product;
(3) support Distributor by maintaining a telephone number and technicians to receive calls; and
(4) support Distributor by receiving bug, error and defect reports from Distributor and promptly fixing or providing workarounds to such bugs, errors and defects.

1.3 Records. PC411 shall maintain complete and accurate records in accordance with generally accepted methods of accounting for all transactions which are the subject of this Agreement. At Distributor's expense and during regular business hours, Distributor or an accounting organization retained by Distributor may examine such records for purposes of auditing the amounts due under this Agreement. If Distributor determines that an additional payment is due, Distributor will issue an invoice for such additional amount with supporting documentation. If a dispute arises over such additional amount, both parties agree to work in good faith toward a mutually agreeable resolution of the dispute. Distributor may perform such audit once per calendar year and will give PC411 15 days notice of its intention to perform an audit. All information gained by Distributor or its authorized representative from such audit shall be deemed confidential and used solely for the purpose of verifying the amounts due under this Agreement.

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2.  Duties of the Distributor.

2.1 Installation.  The Distributor will "install" the Product on the hard
drives of certain PCs for the U.S. Market.   Installation means that the serial
port, modem type, and modem speed of the PCs are correctly configured in the Product and that the Product is executable from the Windows Program Manager.
The Product will be clearly visible as either a PC411 Program Group Icon or a PC411 Program Window and in all cases will be no less visible than other similar software applications except for the MSN application provided by Microsoft Corporation. The Distributor will supply PC411 with the necessary technical specifications of each PC model in sufficient time to permit PC411 to configure and test the Product as required under Section 1. During the term of this Agreement, HP may in its sole discretion determine which PCs, if any, will contain the Product.

2.2 Promotion. The Distributor will promote the Service in its promotional and advertising material and will send copies of such material to PC411 prior to publication for review by PC411 so that PC411 may suggest corrections or clarifying language.

3.  Payment.

3.1 Distribution Fee. PC411 will pay to the Distributor a Distribution Fee and a Bonus Fee for each Purchaser that becomes a Registered Customer. A Registered Customer is a Purchaser that (i) has registered with the Service, (ii) has paid the $15.00 registration fee, and (iii) has remained registered with the service for 90 days without cancellation. The Distribution Fee will be $3.00 for each Purchaser that becomes a Registered Customer.

3.2 Bonus Fee. If the number of Registered Customers is equal to or greater than 20,000 by September 1, 1997, then PC411 shall pay the Distributor an additional fee ("Bonus Fee") of $3.00 per all such Registered Customers existing at the time as well as for each new Registered Customer for the remainder of the term of the Agreement. If the number of Registered Customers is equal to or greater than 10,000 but less than 20,000 by September 1, 1997, then PC411 shall pay the Distributor a Bonus Fee of $2.00 per all such Registered Customers existing at the time as well as for each new Registered Customer for the remainder of the term of the Agreement. If the number of Registered Customers is less than 10,000 by September 1, 1997, then no additional fees are owed.

3.3 Payment Period. PC411 will commence the payment of the Distribution Fees and Bonus Fees at such time as there are 1,000 Registered Customers. PC411 will pay the Distribution Fee and Bonus Fee within 30 days of the end of each calendar quarter. Each quarterly payment will include a written report calculating the number of Registered Customers and the amounts due under this Agreement. Payment by check and supporting documentation will be mailed to:
Hewlett-Packard France, Personal Computer Division, Attention: Philipe Wuest, Finance Manager, 5 avenue Raymond Chanas, Eybens, 38053 Grenoble cedex 9 - France.

4. License. PC411 hereby grants to the Distributor a royalty-free, non-exclusive and non-transferable license which is limited to copying the Product to the hard drives of its PCs and distributing the Product as specified in this Agreement. The Product constitutes licensed, copyrighted material and as such the Distributor specifically agrees not to modify or alter, copy, reproduce or publish in whole or in part, sell, rent, sublicense, distribute, or otherwise transfer or commercially exploit or in any way generate income from the Product except as specifically contemplated by this Agreement. Title and all ownership in the Product shall at all times remain with PC411. All copies of the Product made by the Distributor shall contain the following copyright notice: "Copyright -C- 1996 PC411, Inc." The Distributor agrees not to export the Product outside the United States, except as

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authorized and permitted by the laws and regulations of the United States.
PC411 hereby grants to the Distributor the right to use the trademark and logo used by PC411 to identify the Product in connection with the Distributor's marketing of the Product.

5. Confidentiality. The terms of this Agreement and any non-public, proprietary information marked as confidential and disclosed by one party to the other constitute confidential information and neither party will disclose or disseminate any confidential information without the permission of the other party. Notwithstanding the foregoing, each party may disclose the existence of this Agreement and descriptions of each party's products or services in its marketing and advertising efforts except that PC411 is not granted any right to use the Distributor's trademark or logo without the prior written consent of the Distributor, which consent shall not be unreasonably withheld.

6. Limitation on Liability. PC411 warrants the media on which the Product is provided to the Distributor to be free from defects in materials and workmanship. PC411's entire liability and the Distributor's exclusive remedy with respect to such materials or workmanship defect will be the replacement of the media.

PC411 does not warrant that the Service or the Product will meet the requirements of the Distributor or the Distributor's customers or that it will operate in an error free manner. Except as provided herein, PC411 makes no warranty or representation, either express or implied, with respect to the Service or the Product, including its quality, performance, merchantability, or fitness for a particular purpose. In no event will either PC411 or the Distributor be liable for indirect, special, incidental, punitive, exemplary, or consequential damages arising out of the use or inability to use the Service or the Product or the PCs, whether based upon contract, negligence, strict liability, or otherwise, even if advised of the possibility of such damages. Specifically, neither PC411 nor the Distributor are responsible to each other for any costs, including but not limited to those incurred as the result of lost profits or revenue, loss of the use of the Product, loss of data, the cost of recovering such Product or data, the cost of any substitute program, or for other similar costs.

7.  Warranties.  PC411 represents and warrants to the Distributor that:

(a) PC411 is the owner of the Product, or has all sufficient rights to grant the license granted in this Agreement, and that the Product does not infringe any patent, copyright, trademark, or other intellectual property or similar rights;
(b) PC411 has no obligation or restriction that would interfere or be inconsistent with or present a conflict of interest concerning its performance under this Agreement;
(c) PC411 and the Product comply with all United States laws, statutes, ordinances, administrative orders, rules or regulations that apply to the Product; and
(d) the Product does not contain any encrypted code which is prohibited by U.S. law for distribution outside the U.S.

8. Indemnification. PC411 agrees to indemnify and hold harmless Distributor from and against any and all damages incurred by Distributor which result from claims by any third party based on any of the following:

(a) infringement by the Product of any patent, copyright, trademark, trade name, or other intellectual property or similar rights;
(b) unlawful or unfair trade practices or competition attributable to PC411;
    and
(c) breach of any of PC411's warranties set forth in Section 7 above.

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9.  Termination.  This Agreement is effective for three years from the date hereof and thereafter will continue on a quarter to quarter basis unless terminated by either party with 90 days prior written notice to the other party. Upon termination, the Distributor will cease and desist from copying the Product on to PCs. Either party may terminate this Agreement due to breach by the other party upon 30 days written notice.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, as applied to contracts made and performed within the State of California, without regard to principles of conflicts of law. The parties hereto agree to submit to the non-exclusive jurisdiction of the courts of the State of California in any action or proceeding arising out of or relating to this Agreement.

11. Complete Agreement. This Agreement constitutes the entire understanding between the parties with respect to the Product and supersedes all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter. No amendment to or modification of the Agreement will be binding unless in writing and signed by an officer of PC411 and the Distributor.

12. Notices. All notices and communications under this Agreement shall be in writing and shall be delivered to the parties at the addresses given below until such time as either of the parties shall notify the other as to any change in such address. All notices shall be deemed duly given five days after posting, if sent by registered mail, receipt requested.

Addresses of the parties:

PC411, Inc.                                 Hewlett-Packard France
Attention: Christopher C. Hansen            Attention: Jacques Clay
9800 S. La Cienega Blvd., Suite 411         5 avenue Raymond Chanas
Inglewood, CA  90301-4440                   Eybens
                                            38053 Grenoble cedex 9 - France



IN WITNESS THEREOF, the parties hereto agree to the foregoing this ____ day of April, 1996.


PC411, Inc.                            Hewlett-Packard France



By:                                    By:
   -----------------------------          -----------------------------

Name:  Christopher C. Hansen           Name:  Jacques Clay


Title:  President                      Title:  General Manager